                        SHAREHOLDER AGREEMENT, dated as of November 12, 1996,
                  among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Parent"), INDIGO ACQUISITION CORP., a Washington corporation and a wholly owned subsidiary of Parent ("Sub"), and the persons listed on Schedule A hereto (each a "Shareholder", and, collectively, the "Shareholders").

            WHEREAS, Parent, Sub and Edmark Corporation, a Washington corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for all of the outstanding shares of Common Stock, no par value, of the Company (the "Company Common Stock"), including the associated rights (the "Rights") to purchase Company Common Stock issued pursuant to the Shareholder Rights Agreement dated as of November 29, 1995 between the Company and ChaseMellon Shareholder Services, L.L.C. (as successor to First Interstate Bank of Washington, N.A.), as rights agent (as amended, the "Rights Agreement"), and (ii) the merger of Sub with the Company (the "Merger");

            WHEREAS, each Shareholder is the record and beneficial owner of the number of shares of Company Common Stock, including the associated Rights, set forth opposite such Shareholder's name on Schedule A hereto, which number excludes shares issuable upon the exercise of Company Stock Options (as such term is defined in the Merger Agreement) held by such Shareholder; such shares of Company Common Stock, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with (i) the associated Rights, as such Rights may be adjusted pursuant to the terms of the Rights Agreement, and (ii) shares of Company Common Stock (including the associated Rights) which may be acquired after the date hereof by such Shareholder, including shares of Company Common Stock issuable upon the exercise of Rights or Company Stock Options (as the same may be adjusted as aforesaid), being collectively referred to herein as the "Shares"; and

            WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Shareholders enter into this Agreement;


            NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

            1. Purchase and Sale of Shares.

            (a) Each Shareholder hereby severally and not jointly agrees that it shall tender its Shares into the Offer and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional, subject to Section 8). In addition, each Shareholder hereby severally and not jointly agrees to sell to Sub, and Sub hereby agrees to purchase, all such Shareholder's Shares at a price per Share equal to $15.50, or such higher price per Share as may be offered by Sub in the Offer, provided that (i) such obligation to purchase is subject to Sub having accepted Shares for payment under the Offer and the Minimum Condition (as defined in Exhibit A to the Merger Agreement) having been satisfied, which conditions may be waived by Sub in its sole discretion, and (ii) such obligation to sell is subject to the Minimum Condition having been satisfied or a Takeover Proposal (as defined in the Merger Agreement) having been made.

            (b) Subject to the satisfaction or waiver of the requirements of the second sentence in paragraph (a) above, (i) if a Takeover Proposal shall have been made and the Minimum Condition shall not have been satisfied, Shares shall be purchased within three business days of the delivery by Sub to the Shareholder of notice of Sub's intention to so purchase such Shareholder's Shares, which notice may be given by Sub at any time following the time such Takeover Proposal shall have been made and shall specify the place, time and date for the closing of the purchase by Sub pursuant to this paragraph (b), or (ii) if Sub shall have accepted Shares for payment in the Offer and the Minimum Condition shall have been satisfied, Shares shall be purchased under the Offer.

            2. Representations and Warranties of the Shareholders. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Sub as follows:

            (a) Authority. The Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except for the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and informational filings with the Securities and Exchange Commission, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's properties or assets, including the Shareholder's Shares, may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of the

      Shareholder's properties or assets, including the Shareholder's Shares.

            (b) The Shares. The Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, and the Shareholder has good and marketable title to such Shares, free and clear of any pledges, claims, liens, charges, encumbrances, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances of any kind or nature whatsoever, except for any such encumbrances or proxies arising hereunder. The Shareholder owns of record or beneficially no shares of Company Common Stock other than such Shareholder's Shares and shares of Company Common Stock issuable upon the exercise of Company Stock Options.

            (c) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Shareholder.

            (d) Merger Agreement. The Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement.

            3. Representations and Warranties of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to the Shareholders as follows:

            (a) Authority. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            (b) Securities Act. The Shares will be acquired in compliance with, and Sub will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of any of, the Securities Exchange Act of 1934, as amended, or the registration requirements of the Securities Act of 1933, as amended.

            (c) Financing. Sub has, or will have at the time that any payment is required to be made to any Shareholder hereunder, the funds necessary to make such payment to such Shareholder.

            4. Covenants of the Shareholders. Each Shareholder severally and not jointly agrees as follows:


            (a) The Shareholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Sub or Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

            (b) Until the Merger is consummated or the Merger Agreement is terminated, the Shareholder shall not, nor shall the Shareholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Shareholder shall be deemed to be a violation of this Section 4(b) by the Shareholder.

            5. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Shareholder hereby irrevocably grants to, and appoints, Lee A. Dayton, Donald D. Westfall and Archie W. Colburn, and any other individual who shall hereafter be designated by Parent, and each of them, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares (not including the Rights; such Shares not including the Rights, the "Proxy Shares"), or grant a consent or approval in respect of such Proxy Shares, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Amended and Restated Articles of Incorporation or Bylaws, as amended and restated, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

            (b) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Proxy Shares are not irrevocable, and that any such proxies are hereby revoked.

            (c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 8. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 23B.07.220 of the Washington Business Corporation Act.

            6. Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder's Proxy Shares as contemplated by Section 5. Parent and Sub jointly and severally agree to use reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement (including legal requirements of the HSR Act).

            7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors.

            8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earliest of (a) the date upon which the Merger

Agreement is terminated pursuant to Section 9.01(a), Section 9.01(b)(ii) or
Section 9.01(f) thereof, (b) the date that is 10 business days after the later of (i) any other termination of the Merger Agreement and (ii) the date on which all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to Section 1 shall have expired or been terminated and (c) the date that Parent or Sub shall have purchased and paid for the Shareholders' Shares pursuant to Section 1.

            9. Stop Transfer. The Company agrees with, and covenants to, Parent and Sub that the Company shall not register the transfer of any certificate representing any Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

            10. Company Stock Options. Each Shareholder that is a director of the Company severally and not jointly agrees that all Company Stock Options held by such Shareholder (other than Company Stock Options granted under the Edmark Corporation Stock Option Plan (Restated as of July 14, 1995)) which have not been exercised and which remain outstanding at the time Sub accepts Shares for payment in the Offer shall be canceled and be of no further force or effect, and such Shareholder shall have no rights after such time with respect to Company Stock Options which have not been exercised.

            11. General Provisions.

            (a) Payments. All payments required to be made to any party to this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party at least one trading day prior to such payment.

            (b) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

            (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i) if to Parent, to

                International Business Machines Corporation
                Old Orchard Road
                Armonk, NY 10504

                Attention: Mr. Lee A. Dayton

                Telecopy No: (914) 765-7803

                with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, NY 10019-7475

                Attention:  Allen Finkelson, Esq.

                Telecopy No: (212) 474-3700

                and

          (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto with a copy to:

                Lane Powell Spears Lubersky LLP
                1420 Fifth Avenue, Suite 4100
                Seattle, WA 98052

                Attention:  Michael E. Morgan, Esq.

                Telecopy No: (206) 223-7107

            (e) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

            (i) Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, neither any Shareholder nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.

            12. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

            13. Performance by Sub. Parent covenants and agrees for the benefit of the Shareholders that it shall cause Sub to perform in full each obligation of Sub set forth in this Agreement.

            14. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.


                                        INTERNATIONAL BUSINESS
                                        MACHINES CORPORATION



                                        By  /s/ Lee A. Dayton
                                            ------------------------------
                                          Print Name:  Lee A. Dayton
                                          Title:  Vice President,
                                                  Corporate Development
                                                  & Real Estate


                                        INDIGO ACQUISITION CORP.



                                        By  /s/ Lee A. Dayton
                                            ------------------------------
                                          Print Name:  Lee A. Dayton
                                          Title:  President


                                        SHAREHOLDERS



                                        /s/ Frances M. Conley
                                        ----------------------------------
                                        Frances M. Conley



                                        /s/ Allan Epstein
                                        ----------------------------------
                                        Allan Epstein



                                        /s/ Harvey N. Gillis
                                        ----------------------------------
                                        Harvey N. Gillis



                                        /s/ Allen D. Glenn, Ph.D.
                                        ----------------------------------
                                        Allen D. Glenn, Ph.D.

/s/ Douglas J. Mackenzie                /s/ Douglas J. Mackenzie
------------------------------          ------------------------------
                                        Douglas J. Mackenzie
and on behalf of Kleiner
Perkins Caufield & Byers VI

                                        /s/ Timothy Mott
                                        ------------------------------
                                        Timothy Mott



                                        /s/ Sally G. Narodick
                                        ------------------------------
                                        Sally G. Narodick



                                        /s/ W. Hunter Simpson
                                        ------------------------------
                                        W. Hunter Simpson



                                        /s/ Richard S. Thorp
                                        ------------------------------
                                        Richard S. Thorp



                                        /s/ Donna G. Stanger
                                        ------------------------------
                                        Donna G. Stanger



                                        /s/ Paul N. Bialek
                                        ------------------------------
                                        Paul N. Bialek



                                        /s/ Daniel P. Vetras
                                        ------------------------------
                                        Daniel P. Vetras



                                        /s/ John R. Moore
                                        ------------------------------
                                        John R. Moore

                                        ROANOKE INVESTORS' LIMITED
                                        PARTNERSHIP

                                        BY  ROANOKE CAPITAL LTD.,
                                            GENERAL PARTNER

                                            By  /s/ Frances M. Conley
                                                ------------------------------
                                                Frances M. Conley
                                                Its Principal



                                        ROANOKE CAPITAL LTD.

                                        By  /s/ Frances M. Conley
                                            ------------------------------
                                             Frances M. Conley
                                             Its Principal



                                        KLEINER PERKINS CAUFIELD &
                                        BYERS VI, L.P.

                                        BY  KPCB VI ASSOCIATES, L.P.,
                                            GENERAL PARTNER

                                            By  /s/ Brook H. Byers
                                            ------------------------------
                                              Brook H. Byers
                                              Its General Partner



                                        KPCB VI FOUNDERS FUND, L.P.

                                        BY  KPCB VI ASSOCIATES, L.P.,
                                            GENERAL PARTNER

                                            By  /s/ Brook H. Byers
                                            ------------------------------
                                              Brook H. Byers
                                              Its General Partner



                                        IRONWOOD CAPITAL

                                        By  /s/ Timothy Mott
                                            ------------------------------
                                          Timothy Mott
                                          Its General Partner

ACKNOWLEDGED AND AGREED
TO AS TO SECTION 9:

EDMARK CORPORATION

By  /s/ Donna G. Stanger
    --------------------
   Donna G. Stanger
   Vice President -
     Product Development

                                   Schedule A


                                                             Number of Shares
                                          Number of             Underlying
Name and Address                         Record and      Options (Exercise Price
of Shareholder                        Beneficial Shares       below $15.50)

Sally G. Narodick                           9,721                225,000
4513 - 54th Avenue N.E.
Seattle, WA  98105

Frances M. Conley                          11,500                 2,000
c/o Roanoke Capital, Ltd.
1111 Third Avenue, Suite 2220
Seattle, WA  98101

Timothy Mott                                - 0 -                 2,000
c/o Ironwood Capital LLC
2241 Lundy Avenue
San Jose, CA  95131

Douglas J. Mackenzie                        1,832                 2,000
c/o Kleiner Perkins Caufield & Byers
2750 Sand Hill Road
Menlo Park, CA  94025

Allan Epstein                               - 0 -                 9,500
Orthopedic Systems, Inc.
30031 Ahern Avenue
Union City, CA  94587-1234

Allen D. Glenn                              1,900                 8,000
University of Washington
College of Education
Miller Hall, Room 222
P.O. Box 353600
Seattle, WA  98195

Harvey N. Gillis                           11,250                 5,750
13608 N.E. 36th Place
Bellevue, WA  98005-1412

                                                             Number of Shares
                                          Number of             Underlying
Name and Address                         Record and      Options (Exercise Price
of Shareholder                        Beneficial Shares       below $15.50)

W. Hunter Simpson                          21,360                 17,000
2012 Faben Drive
Mercer Island, WA  98040-2002

Richard S. Thorp                           381,487                2,000
c/o Shannon Industries
18646 - 68th Avenue S.
Kent, WA  98032

Donna G. Stanger                            3,000                180,000
17121 N.E. 29th Place
Bellevue, WA  98008

Daniel P. Vetras                            - 0 -                 48,000
17226 S.E. 46th Street
Issaquah, WA  98027

Paul N. Bialek                              - 0 -                 78,500
19819 - 134th Place S.E.
Renton, WA  98058

John R. Moore                               2,499                 45,750
30019 Second Place S.W.
Federal Way, WA  98002

Ironwood Capital LLC                       38,377                 - 0 -
2241 Lundy Avenue
San Jose, CA  95131

Roanoke Investors' Limited                 396,000                - 0 -
  Partnership
c/o Roanoke Capital, Ltd.
1111 Third Avenue, Suite 2220
Seattle, WA  98101

Kleiner Perkins Caufield &                 387,566                - 0 -
  Byers VI, L.P.
2750 Sand Hill Road
Menlo Park, CA  94025

KPCB VI Founders Fund, L.P.                59,454                 - 0 -
2750 Sand Hill Road
Menlo Park, CA  94025




                                       2